Exhibit 10.31
PACIRA BIOSCIENCES, INC.

LONG-TERM INCENTIVE PLAN
1.    Purpose. Pacira BioSciences, Inc. (the “Company”) has established this Long-Term Incentive Plan (“LTIP”) to reward officers and selected key employees of the Company or any of its subsidiaries for their contributions to the long-term performance of the Company. The LTIP is a cash-based plan that rewards effective use of the Company’s resources to achieve expected and superior performance.
2.    Participation.

        a. Appointment to the LTIP is effective for a single performance period and requires recommendation by the Company’s Chief Executive Officer (“CEO”), and approval by either the Company’s Board of Directors (“the Board”) or by its Compensation Committee (“the Committee”); provided, however, that the CEO’s appointment may be decided only by the Board, based on Committee recommendation. Participants may be appointed to the LTIP at any time. An employee appointed to the LTIP is referred to as a “Participant”.

        b. Each Participant will receive a written appointment in the form attached to this LTIP as Appendix A. Appointment as a Participant in one or more LTIP performance periods does not entitle employees to participate in subsequent periods.

    3.    Performance Periods. LTIP performance periods will be one year in duration, beginning on January 1 of each year and ending on December 31 of the same year. A new performance period will start with each new calendar year. The Committee may establish longer performance periods as it determines to be necessary or desirable.

    4.    Performance Measures & Goals. The LTIP has two equally weighted Company performance measures, Net Revenue and Adjusted EBITDA, and a modifier of Relative TSR, all as defined below, which together are referred to as “LTIP Goals.” Performance in each measure will be independent from the other measure. Prior to or within 90 days after the beginning of each performance period, the Committee will establish threshold, target and maximum LTIP Goals and related potential award levels for Participants.

    5.    Target and Actual Awards. The Board or Committee will establish an LTIP target award for each Participant based on a percentage of the Participant’s annual base pay at the time of appointment. Actual awards will vary from the target awards if the Company performs above or below target LTIP Goals. Participants will receive no award for performance less than established minimum performance on the LTIP Goals. Actual awards for superior performance are subject to a maximum of 225% of a Participant’s target award.
6.    Calculations. The Board or the Committee will use the following formulas to determine and approve Company performance and actual awards:

Net Revenue (50%)
Net revenue as reported in the audited financial statements of the Company’s Annual Report on Form 10-K for a given fiscal year ended December 31st consists of all gross revenues less product returns, allowances, prompt payment discounts, wholesaler service fees, volume rebates, chargebacks, and similar items of variable consideration, as applicable. Net revenue is reported in compliance with United States Generally Accepted Accounting Principles (“GAAP”).

Adjusted EBITDA (50%)
Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is derived from the audited financial statements of the Company’s Annual Report on Form 10-K for a given fiscal year ended December 31st. Adjusted EBITDA is a financial measure that does not comply with GAAP and is used by management to better analyze financial results, forecast future periods and make managerial decisions.

Relative TSR (Modifier)
The Company’s total shareholder return (“TSR”) performance will be measured against the companies comprising the S&P Pharmaceuticals Select Industry Index (“Index”) on the first day of the performance period (1/1). Based on the Company’s relative TSR performance, a modifier ranging from 100% of target to 150% of target will be applied to the payout resulting from financial performance.

Total Shareholder Return = (Ending (12/31) Stock Price – Beginning (1/1) Stock Price + Dividends) / Beginning (1/1) Stock Price

Using percent rank, the Company’s TSR will be compared to the TSR of each of the companies comprising the Index, other than the Company.

Pro-Rata Awards:	For Participants appointed during a performance period, pro-rata award calculations will be based on the portion of the performance period following their appointment, measured in full-month increments, rounded up for months during the performance period in which a Participant was actively employed for 15 days or more, and rounded down for 14 days or less.
7.    Adjustments. The Board or the Committee may exercise its discretion to ensure Participants receive an equitable award, by adjusting: (a) calculations to include or exclude unusual items, in whole or in part; (b) an individual Participant’s actual award; or (c) the factors used to calculate awards. Such adjustments may be made if unanticipated events occur or unusual business conditions develop after the beginning of a performance period, including but not limited to, significant acquisitions or divestitures.

8.    Vesting and Payment of Awards. An LTIP award earned based on achievement of the LTIP Goals during the performance period will be subject to a three-year vesting period (the “Vesting Period”), beginning on January 1 of the calendar year immediately following the applicable performance period and ending on December 31 of the third calendar year following the applicable performance period (the “Vest Date”), with such award remaining completely unvested until the Vest Date (at which time, subject to Section 9, it shall become 100% vested). The Company will pay vested LTIP awards no later than 60 days following the Vest Date. Each LTIP award will be paid in cash.

9.    Continuous Employment. Unless otherwise approved by the Board or the Committee, to be eligible for any payment of an earned LTIP award, Participants must be continuously and actively employed by the Company through the end of the Vest Date; except that, in the event of a Participant’s death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)) during the Vesting Period, the earned LTIP award will be paid in the normal course, as provided in Section 8. No LTIP awards will be earned by or paid to Participants who do not satisfy these conditions, other than in the event of a Change of Control as provided in Section 10. The Company considers approved leaves of absence to be active employment, provided they do not exceed the amount of leave to which a Participant might be entitled under applicable Company policies (including for active duty military), and under disability, family and medical leave laws. For approved leaves that exceed such limits, payment of LTIP awards, if any, is subject to Committee discretion.

10.    Change of Control. In the event of a Change of Control, Participants who are actively employed with the Company as of the date of the Change of Control will be entitled to payment of the following within 60 days after the Change of Control: (a) if the Change of Control occurs during a performance period, a payout equal to the greater of (i) the value of the LTIP award based on actual performance as of the date of the Change of Control or (ii) Participant’s target LTIP award or (b) if the Change of Control occurs during the Vesting Period or after the Vesting Period but prior to payment, a payout equal to the earned LTIP award based on actual performance. “Change of Control” means any of the following events that also constitutes a change in control event under Treasury Regulation Section 1.409A-3(i)(5): (A) a merger or consolidation of the Company into another entity in which the stockholders of the Company do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a reincorporation merger); (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or (C) the sale or transfer of more than fifty percent (50%) of the outstanding voting stock of the Company. In the case of each of the foregoing clauses (A), (B) and (C), a Change of Control as a result of a financing transaction of the Company shall not constitute a Change of Control for purposes of this LTIP. For the avoidance of doubt, LTIP awards are not included in the definition of “Targeted Incentive Bonus” as set forth in individual Executive Employment Agreements previously entered into between the Company and selected officers of the Company and in effect as of the approval date for this LTIP; therefore, treatment of LTIP awards in the event of a Change of Control is exclusively governed by this LTIP.

11.    Employment Terms. Participants’ terms of employment remain unchanged by appointment to this LTIP, except as specifically provided in the LTIP Terms. Nothing in the appointment process or in the LTIP Terms guarantees continued employment. Participants remain subject to usual Company policies and practices, and to any other employment agreements, service terms, appointments, or mandates to which they are otherwise subject.

12.    Plan Administration & Interpretation. The Committee administers this LTIP. The Committee will consider and decide any issues arising under the LTIP and will oversee and approve actual award calculations and payments. The Committee’s decisions concerning LTIP administration and interpretation are final and binding, except as they might relate to the CEO, in which case the Board has final decision-making authority.

    13.    Modification and Termination. The Board or the Committee, in its sole discretion, may modify or terminate this LTIP at any time.

    14.    Section 409A. The Company intends that this LTIP and the payments provided hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance promulgated thereunder (collectively, “Code Section 409A”). Notwithstanding any provision in this LTIP or any other agreement to the contrary, this LTIP shall be interpreted, operated, and administered in a manner consistent with such intentions; provided, however, that (i) the Company makes no representation or warranty that this LTIP (or any payment provided hereunder) is exempt from, or complies with, Code Section 409A, and (ii) in no event shall the Company or any of its subsidiaries or affiliates (or any of their respective successors) be liable for any additional tax, interest or penalty that may be imposed on any Participant pursuant to Code Section 409A or for any damages incurred by any Participant as a result of this LTIP (or any of the payments provided hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this LTIP or any other agreement to the contrary (other than the proviso set forth in the immediately preceding sentence), if, at the time a Participant “separates from service,” as defined in Treasury Regulation Section 1.409A-1(h), the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax or interest under Code Section 409A, amounts that would (but for this provision) be payable within six months following the date of the Participant’s separation from service will not be paid to the Participant during such period, but will instead be paid in a lump sum on the first business day that is more than six months after the date of the Participant’s separation from service or, if earlier, first business day following the Participant’s death.

    15.    Recoupment. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board or the Committee, amounts paid or payable under this LTIP will be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this LTIP. Notwithstanding any provision of this LTIP to the contrary, the Company reserves the right, without the consent of a Participant, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this LTIP with retroactive effect.

Attachment:    Appendix A--Form of LTIP Appointment Letter

PACIRA BIOSCIENCES, INC.

APPENDIX A--LONG-TERM INCENTIVE PLAN APPOINTMENT LETTER
1.    Appointment, Terms & Conditions. Pacira BioSciences, Inc. (the "Company") has appointed Participant to its Long-Term Incentive Plan (“LTIP”), subject to all terms and conditions stated here and in the LTIP document. Capitalized terms that are not defined herein have the meanings given to them in the LTIP.

Participant:
Performance Period:
Vesting Period:
Target Award:
Form of Payment:	Cash

    2.    LTIP Award Table. Attached is a copy of the LTIP Award Table the Company will use to determine your actual award. Your actual award will vary depending on the Company’s performance of the established LTIP Goals for the performance period and will be calculated as a percentage of your target award. You will receive 100% of your target award if the Company achieves the target LTIP Goals shown on the LTIP Award Table. You will receive no award if Company performance falls short of certain minimums shown on the LTIP Award Table. You will receive a fractional percentage of your target award for results that meet or exceed the minimums but fall short of target LTIP Goals. If Company performance exceeds target LTIP Goals, you will receive more than your target award, up to a maximum of 225% of your target award. See the attached LTIP Award Table and the LTIP document for further information, terms, and conditions.

3.     Congratulations on your appointment to the LTIP. Achieving our performance goals depends on your dedicated leadership, contributions and passion to continue to execute on our long-term strategy. We are pleased to provide you with this additional incentive to continue creating maximum shareholder value and share in that value creation.

Approved by the Compensation Committee of the Pacira Board of Directors and issued on their behalf.

Pacira BioSciences, Inc.

_____________________________
Frank Lee
Chief Executive Officer and Director

Attachments:     LTIP Award Table
Long-Term Incentive Plan

PACIRA BIOSCIENCES, INC.

LONG-TERM INCENTIVE PLAN ― LTIP AWARD TABLE

Performance Period:
Vesting Period:

1.Financial Performance Metrics, Range in Performance, Payout Curves. The following table governs the range in performance between threshold and maximum of financial performance metrics and how payouts are calculated for each independent metric. Performance and payouts between those summarized below are interpolated on a straight-line basis, with the exception that for net revenue, payouts shall be deemed to be equal to 100% for performance between 99% and 101% of target, and that for adjusted EBITDA, payouts shall be deemed to be equal to 100% for performance between 98% and 102% of target.

	Threshold Performance			Target Performance			Maximum Performance
Performance Goal	Performance (% of Target)	Performance ($ Value) (in Millions)	Payout (% of Target)	Performance (% of Target)	Performance ($ Value) (in Millions)	Payout (% of Target)	Performance (% of Target)	Performance ($ Value) (in Millions)	Payout (% of Target)

Net Revenue	95.0%	[ $ • ]	50.0%	100.0%	[ $ • ]	100.0%	105.0%	[ $ • ]	150.0%
Adjusted EBITDA	85.0%	[ $ • ]	50.0%	100.0%	[ $ • ]	100.0%	115.0%	[ $ • ]	150.0%

2.Relative Total Shareholder Return, Award Modifier. Relative Total Shareholder Return (TSR) performance is based on a percent rank vs. the companies comprising the selected Index. The Company’s percent rank vs. the Index translates into an award modifier according to the below table, which will be applied to the award calculation above to determine a final payout. Performance and payouts between those summarized below are interpolated on a straight-line basis.

	Percent Rank
Performance Goal	Below 50th Percentile	50th Percentile	55th Percentile	60th Percentile	65th Percentile	70th Percentile	75th Percentile	Above 75th Percentile

TSR Modifier	100.0%	100.0%	110.0%	120.0%	130.0%	140.0%	150.0%	150.0%